Exhibit 4.2
FOURTH AMENDMENT TO CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of October ___, 2009 (this “Amendment”), is among TECUMSEH PRODUCTS COMPANY (the “Borrower”), the other Loan Parties party hereto, the lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITAL
     The Borrower, the other Loan Parties, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of March 20, 2008 (as amended from time to time, the “Credit Agreement”). The Borrower and the Loan Guarantors desire to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.
TERMS
     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
ARTICLE 1.
WAIVER
     The Borrower has informed the Lenders and the Administrative Agent that an Event of Default has occurred under clause (m) of Article VII of the Credit Agreement due to the occurrence of a Change of Control (the “ Existing Default”). The Borrower and the Guarantors have requested that the Lenders and the Administrative Agent waive the Existing Default. Pursuant to such request, and subject to (a) the accuracy of the representations of the Borrower and Guarantors hereunder and the compliance by the Borrower and the Guarantors with the agreements herein, (b) the satisfaction of the conditions to the effectiveness of this Agreement specified in Article IV hereof, the Lenders hereby waive the Existing Default. The Borrower and the Guarantors acknowledge and agree that the waiver contained herein is a limited, specific, and one-time waiver as described above. Such limited waiver shall not modify or waive any other Event of Default or Default or any other term, covenant or agreement contained in any of the Loan Documents, and shall not be deemed to have prejudiced any present or future right or rights which the Administrative Agent or the Lenders now have or may have under the Credit Agreement or the other Loan Documents and, in addition, shall not entitle the Borrower or the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.
ARTICLE 2.
CREDIT AGREEMENT AMENDMENTS
     The Credit Agreement is amended as follows:
     2.1 The following definitions in Section 1.1 are restated as follows:
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable per annum rate set forth below:

	Eurodollar Loan	ABR Loan
	Applicable	Applicable
Average Availability	Rate	Rate
≤ $30,000,000	2.50%	1.50%
> $20,000,000	2.75%	1.75%
≤ $20,000,000	3.00%	2.00%
For purposes of the foregoing, the Applicable Rate shall be determined by reference to the Average Availability for the most recent fiscal quarter end. Adjustments, if any, to the Applicable Rate shall be made on a quarterly basis and shall be effective five Business Days after the date the applicable Compliance Certificate is scheduled to be delivered. If the Borrower fails to deliver the Borrowing Base Certificate to the Administrative Agent at the time required or any other Event of Default has occurred and is continuing, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Borrowing Base Certificate is so delivered or other Event of Default is waived.
          “Change in Control” means (a) the acquisition on or after the Effective Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof, but excluding the Borrower) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are neither (i) on the board of directors of the Borrower as of the effective date of the Fourth Amendment to this Agreement, (ii) unanimously nominated or appointed by the members of the board of directors existing as of the effective date of the Fourth Amendment to this Agreement, nor (iii) unanimously nominated or appointed by the members of the board of directors satisfying the conditions in the foregoing clauses (i) or (ii).
          “Level 1 Liquidity” means any time that Liquidity is equal to or greater than $50,000,000 and no Loans are outstanding.
          “Maturity Date” means January 31, 2011 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “PP&E Component” means, at the time of any determination, an amount equal to the least of (i) 50% of the fair market value of any Loan Party’s Eligible Real Property as determined by an appraisal satisfactory to the Administrative Agent, plus 80% of the Net Orderly Liquidation Value of any Loan Party’s Eligible Equipment as determined by an appraisal satisfactory to the Administrative Agent prior to the Effective Date, less reserves established by the Agent in its Permitted Discretion, (ii) 25% of the amount of the Aggregate Commitment, (iii) $3,500,000 or, if all or any substantial portion of the Borrower’s operations in Paris, Tennessee cease to operate or are sold or otherwise transferred, $1,750,000, or (iv) $0 at any time on or after the earlier of March 31, 2010 or the receipt of any of the funds from the termination and reversion of the over-funded hourly pension plan that has been executed by the Borrower; provided that each of the amounts described in the foregoing clauses (i), (ii) and (iii) shall each reduce by $500,000 as of each March 31, June 30, September 30 and December 31, commencing September 30, 2009 until such amounts reach zero.
     2.2 Clause (f) of the definition of “Permitted Acquisition” in Section 1.01 is restated as follows:
          (f) the total consideration (whether in cash, by the incurrence or assumption of any Indebtedness, by any deferred payments or by the payment or transfer of any other consideration) paid or payable (i) in connection with any single Acquisition shall not exceed (x) $100,000,000 if Level 1 Liquidity exists, (y) $50,000,000 if Level 2 Liquidity exists or (z) $0 if Level 3 Liquidity, in each case after giving effect to such Acquisition, and (ii) for all Acquisitions made during the term of this Agreement shall not exceed (x) $150,000,000 if Level 1 Liquidity exists, (y) $100,000,000 if Level 2 Liquidity exists or (z) $0 if Level 3 Liquidity exists, in each case after giving effect to such Acquisition;
     2.3 Section 6.01(i) is restated as follows:
     (i) Indebtedness of the target of any Permitted Acquisition or its Affiliates assumed in connection with any Permitted Acquisition; provided that, the aggregate amount of Indebtedness assumed under this clause (i) shall not exceed (x) $50,000,000 if Level 1 Liquidity exists, (y) $25,000,000 if Level 2 Liquidity exists or (z) $0 if Level 3 Liquidity exists, in each case after giving effect to such Permitted Acquisition and provided further that such Indebtedness is not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and does not attach to any asset of the Borrower or any of its Subsidiaries other than the assets acquired in such Permitted Acquisition;
ARTICLE 3.
REPRESENTATIONS
     The Loan Parties represent and warrant to the Lenders and Administrative Agent that:
     3.1 The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it. This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     3.2 After giving effect to the waiver and amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default or Event of Default exists or has occurred and is continuing on the date hereof.

ARTICLE 4.
CONDITIONS PRECEDENT.
     This Amendment shall be effective when each of the following conditions is satisfied:
     4.1 This Amendment shall be executed by each of the Loan Parties, the Lenders and the Administrative Agent.
     4.2 The Loan Parties shall deliver such other documents, including board resolutions approving this Amendment and incumbency certificates, as requested by the Administrative Agent.
ARTICLE 5.
MISCELLANEOUS.
     5.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.
     5.2 Except as expressly amended hereby, each of the Loan Parties agree that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. This Amendment is a Loan Document terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     5.3 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or electronic mail message shall be enforceable as originals.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TECUMSEH PRODUCTS COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President, Treasurer and Chief Financial Officer

TECUMSEH PRODUCTS OF CANADA, LIMITED
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH COMPRESSOR COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

VON WEISE USA, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

DATA DIVESTCO, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

EVERGY, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH TRADING COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Matthew A. Brewer
	Name:	Matthew A. Brewer
	Title:	Assistant Vice President